Exhibit 3.1.2

FILED:  February 4, 1999 - 4:35 p.m.
SECRETARY OF STATE - TALLAHASSEE, FLORIDA



ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF HAND BRAND DISTRIBUTION INC.
DOCUMENT #P95000086464


Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted to ARTICLE III CAPITAL STOCK of the company has been amended to reflect a two for one split of its' common stock resulting in 12,500,000 Authorized Shares with a par value of .002 cents.

SECOND: The amendment provides for the exchange of issued shares and provisions for implementing the amendment.

THIRD: The date of this amendments adoption is January 21, 1997.

FOURTH: Adoption of Amendment: The amendment was adopted by the board of directors without shareholder action and shareholder action was not required. The number of votes cast for the amendment was sufficient for approval by the Board of Directors.





Signed this third day of February, 1999.


/s/ John M. Taggart
-------------------------------
Chairman of the Board of Directors